Exhibit 23.1

We have issued our report dated January 31, 2006, except for note 13 for which the date is February 3, 2006, accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries included in this Annual Report on Form 10-K (this "Form 10-K"). We hereby consent to inclusion of said report in this Form 10-K and the incorporation by reference of said report in the Registration Statement of VitalStream Holdings, Inc. on Form S-8, File No. 333-82218 and on Form S-2, file No. 333-117456.

ROSE, SNYDER & JACOBS
A Corporation of Certified Public Accountants
Encino, CA
March 30, 2006